Exhibit 10.15

November 21, 2012

Timothy R. McLevish

Executive Vice President, Chief Financial Officer

Kraft Foods Group

Dear Tim,

We are pleased to provide you with this letter that is intended to outline the treatment of your compensation and benefits in the event of the termination of your employment with Kraft Foods Group, Inc. or a subsidiary of Kraft (collectively, “Kraft” or “Company”).

If your employment with Kraft is terminated due to mutual agreement, voluntary termination or involuntary termination without cause, you will receive the following treatment for outstanding cash and stock incentives, provided, however, that you agree to non-compete and non-solicitation obligations and that you sign a general release as described below:

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Prorated Annual Incentive – The Company will pay you an annual incentive under the Kraft Management Incentive Plan (“MIP”) for the portion of the calendar year you were employed by Kraft, based on your individual target percentage and the actual annual business rating as determined by Kraft’s Compensation Committee of the Board of Directors. The payment, less any required deductions, would be made at the same time as the Company makes payments to active employees.

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Prorated Restricted Stock Awards – Except for your restricted stock unit award granted on November 16, 2012, the Company will vest your restricted stock awards and restricted stock unit awards based on the full years (twelve-month period) elapsed between the grant date and your termination date. Specifically, the number of shares that vest will be the number of shares granted times the number of full years elapsed between the grant date and your termination date divided by the total number of years of the vesting period.

•	Off-Cycle Restricted Stock Unit Award Granted on November 16, 2012

•	Voluntary termination – No shares will vest if you terminate prior to normal vesting schedule for a voluntary termination.

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Involuntary termination without cause / mutual agreement - If your termination is based on a mutual agreement or an involuntary termination, the Company will vest this award based on the full years (twelve-month period) elapsed between the grant date and your termination date. Specifically, the number of shares that vest will be number of full years elapsed between the grant date and your termination date divided by the total number of years of the vesting period.

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Prorated LTIP/Performance Share Awards – The Company will vest any Long-Term Incentive Plan (“LTIP”) / performance share awards based on full years (twelve-month period) elapsed between the grant date and your termination date based on the actual rating for the particular performance cycle. Specifically, the number of shares that will vest will be the target number of shares multiplied by the rating approved by the Compensation Committee multiplied by the number of full years elapsed between the grant date and your termination date divided by the total number of years of the vesting period. Similar to the annual incentive, the actual awards will be paid and the shares will be delivered to you at the same time as active employees’ awards.

In exchange for the compensation treatment on MIP, restricted stock and restricted stock unit awards and LTIP/performance shares described above in the event your employment is terminated by mutual agreement, voluntarily, or involuntarily without cause, at the time of your termination, you must sign an agreement which will contain the following provisions:

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You will agree that for 24 months following your separation from employment, you will not: (a) directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, independent contractor, individually, in concert with others, or in any other manner) provide services to any other company or entity whose businesses compete with any of the current Kraft businesses (“Competitive Business”) without the prior written consent of Kraft, provided, however, that it shall not be a violation for you to provide services to a business unit of a Competitive Business as long as that business unit is not a Competitive Business, or (b) provide advice to any entity that is involved in, or seeking to be involved in, a transaction regarding Kraft. The Competitive Businesses include Campbell Soup Company, The Coca-Cola Company, ConAgra Foods, Inc., General Mills Inc., Groupe Danone, H.J. Heinz Company, Hershey Company, Kellogg Company, Mars Inc., Mondelēz International, Inc., Nestlé S.A., PepsiCo Inc., Hillshire Brands Company, and Unilever Group and any subsidiaries, affiliates or successors of these companies or their businesses, including by reason of spin-offs, split-ups, mergers, acquisitions or divestitures.

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You will agree that for 24 months following your termination from Kraft, you will not directly or indirectly solicit or engage any employee of Kraft to leave Kraft to accept work (whether as an employee, independent contractor or in any other status) for any other entity without obtaining the prior written consent of Kraft, nor will you provide a reference for any Kraft employee.

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You will agree following your termination, you will not communicate or disclose to any third party, or use for your own account or for the account of any third party, without the prior written consent of Kraft, any of the strategic, marketing, financial, product, manufacturing, technical and other proprietary information and material which are the property of Kraft, except as required by legal process or unless and until such information or material becomes generally available to the public. Nothing herein shall preclude you from using your general knowledge and expertise to fulfill job responsibilities with a new employer.

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You will agree that, in discussing your relationship with Kraft and its affiliated and former or current parent companies and their business and affairs, you will not disparage, discredit or otherwise treat in a detrimental manner Kraft, its affiliated companies or their officers, directors and employees, which includes casting in a negative light Kraft’s officers and directors or Kraft’s business, organization, strategies, plans, and future business outlook.

The favorable compensation treatment outlined above will not apply for termination for cause. For purposes of this letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable policy, procedure, rule or regulation of the Company; or 3) engaging in conduct which materially adversely reflects on the Company.

However, notwithstanding the type of your termination, the Company will provide you with early retirement treatment for all outstanding stock option awards. Specifically, after your termination you will continue to vest per the schedule on your initial award statement in any unvested stock option awards except for the stock options granted in the year of your termination. Additionally, you will have the full term of awards to exercise your stock options.

Please acknowledge your agreement to the above terms by signing a copy of this letter and returning it to me.

Sincerely,

/s/ Diane Johnson May
Diane Johnson May

Agreed to this 21st day of November, 2012.

/s/ Timothy R. McLevish
Timothy R. McLevish